UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 8, 2012

PVH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 Madison Avenue, New York, New York		10016
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (212)-381-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On November 8, 2012, PVH Corp., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee, entered into a supplemental indenture, dated as of November 8, 2012, amending the indenture, dated as of May 6, 2010, governing the Company’s 7.375% Senior Notes due 2020.

The supplemental indenture was entered into in connection with the Company’s previously announced solicitation of consents from the holders of the notes, which the Company commenced on October 31, 2012.  The supplemental indenture became effective upon its execution.

The amendment increases the amount of secured indebtedness that the indenture permits the Company to incur without equally and ratably securing the notes by amending the indenture’s definition of “Permitted Lien”.  Prior to the amendment, Permitted Liens included, among others, liens securing certain indebtedness, if the Senior Secured Leverage Ratio (as defined under the indenture) of the Company was less than or equal to 2.5 to 1.0.  The amendment increased this ratio to 3.5 to 1.0.

A copy of the Company’s press release announcing that the Company had received the requisite consents from holders of the notes to amend the indenture is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                      Financial Statements And Exhibits.

(d)                      Exhibits:

Exhibit No.	Description

99.1                      Press Release issued by PVH Corp., dated November 9, 2012.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVH CORP.

By: /s/ Mark D. Fischer
Mark D. Fischer, Senior Vice President

Date: November 9, 2012

EXHIBIT INDEX

Exhibit No.                      Description

99.1	Press Release issued by PVH Corp., dated November 9, 2012